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December 10, 1993


Mr. David A. Kocher
35 Blue Ridge
Simsbury, CT  06089



Dear Dave:

The purpose of this letter is to set out the agreement that we have reached as a result of our discussions regarding the cessation of your full-time, active service as Group Executive of Aetna Life and Casualty Company and its affiliates (collectively, the "Company"). We have agreed that the last day of such service will be February 28, 1994. This agreement is subject to the approval of the Company's Board of Directors.

On March 1, 1994 you will begin a period of salary continuation at the rate of $440,000.00 per year (your current annual base compensation). Your other benefits will be as described in Attachment A of this letter (which is a part of this agreement).

On September 25, 1995, the period of salary continuation payments (i.e., 82 weeks) will cease. Your salary continuation payments will be made on a bi-weekly basis provided, however, that the payments for September 1, 1995 through September 25, 1995, will be made in a lump sum on or about August 31, 1995. Your status thereafter will be that of a retired employee, eligible to participate in any continuing benefits then generally made available by the Company to other similarly situated employees. However, for pension benefit calculation purposes, you will be treated as if you were 55 years of age and as though you had 35 years of credited service.

During the first 13 weeks of the salary continuation period, you will be eligible to participate in all normal Company benefit programs. For the remaining period of salary continuation, you will be eligible to continue in such programs other than sick pay, long-term disability, ISP loans and vacation day accrual (see Attachment A).

In lieu of eligibility in Aetna's incentive compensation programs, including annual bonus and long-term incentive (PUP or its proposed replacement), we agree to pay you the sum of $275,000.00 subject to applicable withholding and taxes, on or about May 27, 1994.


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We have also agreed that in the event of your death prior to September
1, 1995, any and all obligations of the Company under this agreement shall continue and any remaining payments shall be made to your spouse.

We have also agreed that in exchange for the extension of salary continuation payments equivalent in value to a period of 17 weeks of your regular rate of compensation beyond the period for which you would otherwise be eligible under current Company plans and policies (i.e., 65 weeks) and for the additional age and service credited for pension benefit calculation purposes:

  you (for yourself and any other person claiming or deriving a right from you) forever release and discharge Aetna Life and Casualty Company and its affiliates (and the directors, employees and agents of Aetna Life and Casualty Company and its affiliates) from any and all liability, claims, demands and causes of action (by whatever name called and whether known or unknown) which you had, have, or may have, arising out of:

(i)    your employment with the Company;

(ii)   the cessation of such employment; or

(iii) any act, omission, occurrence or other matter related to such employment or cessation of employment,

  up to and including the effective date of this agreement. This release includes, but is not limited to, claims under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in
  Employment Act, any other claims under federal, state or local law, and claims for attorney's fees, costs and the like.

In consideration of the payments and other benefits provided by the Company under this agreement, you promise that:

a) you will cooperate with all reasonable requests made by the Company, its subsidiaries or counsel, for assistance, including making yourself available for interviews with Company counsel regarding matters within the scope of or related to your duties while at the Company;

b) you will not, for yourself or any other person or entity, directly or indirectly, divulge, communicate or in any way make use of any confidential, or proprietary information acquired in the performance of your service for the Company without the prior written consent of an appropriate Company officer;


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c)  you will not, without the prior written consent of an appropriate
Company officer (which shall not be unreasonably withheld) for a period of one year following the date of this agreement, enter the employ of, work with, or perform service for any person or entity which is in direct competition with the Company; and

d) you will not disclose to any person or entity the terms and conditions of, or any information acquired in connection with, this agreement, without the prior written consent of an appropriate Company officer, other than your legal, financial or career advisors and the members of your immediate family, if they agree to maintain confidentiality.

You acknowledge that you:

a) have been advised to consult an attorney before signing this agreement and that you have had the opportunity to consult with an attorney of your choice;

b) have had the opportunity to consider, for at least 45 days, this agreement and the information provided by the Company as to the group of employees to whom it has offered and with whom it has individually negotiated similar agreements (as of the date indicated on such information), any eligibility factors and time limits that were applied, the job titles, and ages of such employees and the ages of employees in your job class with whom the Company has not negotiated; and

c) have read this agreement in its entirety, understand its terms and knowingly and voluntarily consent to its terms and conditions.

The agreement will become effective on the eighth day following the date you sign it. You may revoke this agreement at any time prior to its effective date by giving written notice of revocation to me.


                                          AETNA LIFE
                                          AND CASUALTY COMPANY



Date: 12/31/93                          By   /s/ Ronald E. Compton
      ________________________            ______________________________
                                                 Ronald E. Compton
                                                 Chairman


Date: 12/31/93                               /s/ David A. Kocher
      ________________________            ______________________________
                                                 David A. Kocher


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ATTACHMENT A


Salary Continuation     As per second and third paragraphs of letter.
___________________

Stock Options           During salary continuation:  exercises governed
_____________
                        by rules for active employees. Thereafter: by rules for retired employees, as then in effect.

MIP                     Not eligible.
___

PUP                     Not eligible.
___

Executive Life          Continues during salary continuation provided,
______________
                        however, that the Split Dollar Agreement may be terminated at any time. It should be noted that this arrangement is under review. One of the options under consideration is termination. In the event of such termination, no further premium will be paid by the Company. At the earlier of the end of salary continuation or the termination of the Split Dollar Agreement, Aetna may withdraw its contribution and the policy may be continued thereafter upon payment of full premium, if any, without Company contribution.
                        Nothing contained herein shall limit the Company's rights as outlined in the Split Dollar
                        Agreement.

Medical/Dental          Eligible for participation in active employee
______________
                        plan during salary continuation period.
                        Eligible for participation in retiree plan, as then in effect, thereafter.

Retirement Plan/Spousal
Death Benefit           Accruals under retirement plan (and its spousal
_______________________
                        death benefit) continue during salary
                        continuation. On September 1, 1995, eligible to commence pension benefits. Pension benefit to be calculated on the basis of 35 years of credited service and as though you were 55 years of age resulting in a single life pension benefit of $16,895.84 per month ($15,797.61 on a 50% joint annuity basis) beginning on September 1, 1995.

ISP                     Active participation may continue during salary
___
                        continuation period, provided, however, that such continuation is allowed by law. Normal retiree options, as then in effect, thereafter.

Outplacement            To be provided by the Company.
____________



Sick Pay and Long-Term
Disability              Ineligible after expiration of first 13 weeks of
______________________
                        salary continuation.

Vacation                Lump sum payment for accrued but unused vacation
________
                        days (up to a maximum of 25 days) on or about
                        May 27, 1994.